                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: April 14, 2003
                        (Date of earliest event reported)


                   INTERNATIONAL BUSINESS MACHINES CORPORATION
             (Exact name of registrant as specified in its charter)


          New York                 1-2360                        13-0871985
(State of Incorporation)    (Commission File Number)           (IRS employer
                                                             Identification No.)


                 ARMONK, NEW YORK                                   10504
     (Address of principal executive offices)                     (Zip Code)


                                  914-499-1900
                         (Registrant's telephone number)

Item 5.  Other Events

         The registrant's press release dated April 14, 2003, regarding its financial results for the periods ended March 31, 2003, including unaudited consolidated financial statements for the period ended March 31, 2003, is Attachment I of this Form 8-K.

         Attachment II of this Form 8-K is IBM's Chief Financial Officer John R. Joyce's first quarter earnings presentation to securities analysts on Monday, April 14, 2003.

         Attachment III of this Form 8-K are additional materials relating to the first quarter earnings presentation to securities analysts on Monday, April 14, 2003.

         All of the information in Attachment I, Attachment II and Attachment III of this Form 8-K is hereby filed under this Item 5 except for the following statements and information in Attachment II that are furnished pursuant to Item 9:

        o  [The following statement on Page [6] of the Earnings Presentation
           Transcript: "With this view, Net Cash Provided from Operations excluding Global Financing Receivables was a negative $300 million, versus a positive $400 million in last year's 1st quarter."]

        o  [The following statement on Page [6] of the Earnings Presentation
           Transcript: "Last year, we generated $10.5 billion of cash from operations excluding Financing Receivables."]

        o  [Page [9] (IBM Cash Flow Analysis) of the Earnings Presentation
           Charts.]


Item 9.  Regulation FD Disclosure

         All the statements and information in Attachment II of this Form 8-K that are not filed pursuant to Item 5 are hereby furnished under Item 12 (Results and Operations and Financial Condition).

         IBM's web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/). IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.





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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



Date:  April 14, 2003


                                    By: /s/ Robert F. Woods
                                        -----------------------------
                                             (Robert F. Woods)
                                        Vice President and Controller

                                                                ATTACHMENT I


                     IBM REPORTS 2003 FIRST-QUARTER RESULTS

               DILUTED EARNINGS PER SHARE AND PROFIT INCREASED 8%;
                                 REVENUES UP 11%


     ARMONK, N.Y., April 14, 2003 . . . IBM today announced first-quarter 2003 diluted earnings per common share of $.79 from continuing operations, an increase of 8 percent, compared with diluted earnings per common share of $.73 in the first quarter of 2002. First-quarter income from continuing operations was $1.4 billion, also increased 8 percent, compared with $1.3 billion in the first-quarter 2002. Revenues from continuing operations for the first quarter were $20.1 billion, up 11 percent (4 percent at constant currency) compared with the first quarter of 2002 revenues of $18.0 billion.

     Samuel J. Palmisano, IBM chairman and chief executive officer, said: "In the face of an ongoing difficult environment, we delivered another strong quarter and continued to gain share across our strategic businesses.

     "Our results demonstrate that our e-business on demand strategy, which draws on IBM's strengths in business transformation services and open IT infrastructure, is responsive to the needs of our customers. It is exactly this ability to help customers transform their business operations with leadership technology that is at the heart of our on demand strategy, and what sets us apart from our competition.

     "IBM Global Services delivered another good quarter with more than $12 billion in signings, our second best performance in a first quarter. Our software business continued to gain share in database and Web application servers. IBM eServer xSeries delivered another strong revenue performance, while our pSeries and iSeries servers also grew revenues in the quarter. All three geographic units grew, and our focus on small and medium business is paying off, as we continue to see growing acceptance for our offerings in this important segment.

     "Going forward, we are well positioned to set the agenda and help customers transform their enterprises to realize the benefits, efficiencies and productivity gains of e-business on demand."

     From continuing operations in the first quarter, the Americas revenues were $8.6 billion, an increase of 5 percent (7 percent at constant currency)from the 2002 period. Revenues from Europe/Middle East/Africa were $6.3 billion, up 23 percent (3 percent at constant currency). Asia-Pacific revenues grew 14 percent (5 percent at constant currency) to $4.5 billion. OEM revenues decreased 15 percent (16 percent at constant currency) to $690 million compared with the first quarter of 2002.

     Revenues from Global Services, including maintenance, grew 24 percent (15 percent at constant currency) in the first quarter to $10.2 billion aided by the addition of the former PwC Consulting. Global Services revenues, excluding maintenance, increased 27 percent (17 percent at constant currency). Gross profit margin was 24.9 percent compared with 26.0 percent in the prior-year period. IBM signed services contracts totaling more than $12 billion and ended the quarter with an estimated backlog of $113 billion.

     Total hardware revenues from continuing operations were $5.8 billion, a decline of 1 percent (6 percent at constant currency), compared with the first quarter of 2002. Revenues from IBM's eServer xSeries Intel-based products increased. Both IBM pSeries UNIX-based servers and iSeries midrange servers grew revenue. The recently announced p630, with Power4-plus technology, and iSeries servers with e-business on demand capability contributed to the overall growth in revenue. Revenues from zSeries mainframes were lower in the first quarter due to a combination of customer deferrals of IT decisions and the anticipated introduction of a new zSeries mainframe. However, total deliveries of zSeries computing power as measured in MIPS
(millions of instructions per second) increased 3 percent compared with the first quarter of 2002. This reflects a positive trend in a challenging operating environment. Finally, revenues from disk storage grew primarily as a result of increasing demand for high-end "Shark" products.

     Hardware revenues from microelectronics decreased in the quarter largely related to non-strategic businesses exited last year. Year over year, revenues for the personal computer unit declined consistent with industry trends. However, total hardware gross profit margin improved to 26.6 percent compared with 24.5 percent in the first-quarter 2002.

     Software revenues increased 8 percent (2 percent at constant currency) at $3.1 billion compared with the first quarter of 2002. Middleware products, which include WebSphere and DB2 product families, increased 9 percent (3 percent at constant currency) in the first quarter of 2003.

     WebSphere, IBM's family of e-business on demand middleware products, grew 14 percent (8 percent at constant currency) from a year ago. IBM's leading database management software, DB2, grew 22 percent (14 percent at constant currency). Revenues from Tivoli and Lotus declined. Operating systems revenues grew compared with the year-ago period. Overall software gross profit margin improved to 84.6 percent compared with 81.1 percent in first-quarter 2002.

     On February 21, IBM purchased Rational Software for approximately $2.1 billion. The post-acquisition results of operations of Rational are included in the software segment results. Rational develops tools to build, test and manage software projects and further complements the company's middleware family of products.

     Global Financing revenues decreased 10 percent (15 percent at constant currency) in the first quarter of 2003 to $705 million. Revenues from the Enterprise Investments/Other area, which includes industry-specific IT solutions, were $254 million, an increase of 7 percent (down 2 percent at constant currency) compared to the first quarter of 2002.

     The company's overall gross profit margin from continuing operations was 36.0 percent in the first quarter, compared to 36.1 percent in the year-ago quarter.

     In the first quarter, total expense and other income from continuing operations of $5.3 billion increased 12 percent over the year-earlier period, primarily related to the recent acquisitions of the former PwC Consulting and Rational, partly offset by the benefits of the 2002 productivity and skills rebalancing actions. Selling, general and administrative expense increased 5 percent in the quarter. Research, development and engineering expense also increased 5 percent. Lower intellectual property and custom development income had a negative impact on results compared with the year-earlier period.
Other (income) and expense was negatively affected by foreign exchange losses as well as the prior-year sale of the PC desktop manufacturing operations to Sanmina-SCI.

     IBM's effective tax rate from continuing operations in the first quarter was 30.0 percent compared with 29.2 percent in the first quarter of 2002.

     For total operations, net income for the first-quarter 2003, including discontinued operations, was $1.4 billion, or $.79 per diluted common share, compared with $1.2 billion in net income, or $.68 per diluted share, in the first quarter of 2002.

     In the first quarter, IBM spent approximately $65 million on share repurchases. There were 1.73 billion basic common shares outstanding at March 31, 2003. The average number of diluted common shares outstanding in the quarter was 1.76 billion compared with 1.75 billion shares in the same period of 2002.

     Debt, including Global Financing, totaled $25.8 billion, a decrease of approximately $200 million from year-end 2002. Under a management segment view, the non-global financing debt-to-capitalization ratio was 7.3 percent at March 31, 2003, and Global Financing debt increased approximately $300 million from year-end 2002 to a total of $24.1 billion, resulting in a debt-to-equity ratio of 6.8 to 1.


Forward-Looking and Cautionary Statements

     Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Presentation of Information in this Press Release

     In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles (GAAP), the company also discloses the following non-GAAP information which management believes provides useful information to investors:

 O Management refers to growth rates at constant currency so that the business results of a segment can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of the company's businesses. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower, respectively, than growth reported at actual exchange rates.

Conference Call and Webcast

     IBM's regular quarterly earnings conference call is scheduled to begin at 4:30 p.m. EDT, today. Investors may participate by viewing the webcast at www.ibm.com/investor /1q03.

Financial Results Attached

          INTERNATIONAL BUSINESS MACHINES CORPORATION
                 COMPARATIVE FINANCIAL RESULTS
   (Unaudited; Dollars in millions except per share amounts)


                              Three Months Ended March 31,
                                                  Percent
                                 2003      2002    Change
                              -------   -------   -------

REVENUE

 Global Services              $10,169    $8,229     23.6%
  Gross profit margin            24.9%     26.0%

 Hardware                       5,808     5,884     -1.3%
  Gross profit margin            26.6%     24.5%

 Software                       3,129     2,897      8.0%
  Gross profit margin            84.6%     81.1%

 Global Financing                 705       783    -10.0%
  Gross profit margin            58.9%     56.6%
 Enterprise Investments/
 Other                            254       237      7.4%
  Gross profit margin            36.7%     56.2%

TOTAL REVENUE                  20,065    18,030     11.3%

GROSS PROFIT                    7,233     6,500     11.3%
  Gross profit margin            36.0%     36.1%

EXPENSE AND OTHER INCOME

 S,G&A                          4,215     4,023      4.8%
  Expense to revenue             21.0%     22.3%

 R,D&E                          1,195     1,135      5.3%
  Expense to revenue              6.0%      6.3%

 Intellectual property
  and custom development
  income                         (282)     (296)    -4.8%
 Other (income) and expense        84      (205)      NM
 Interest expense                  40        30     32.4%

TOTAL EXPENSE AND
OTHER INCOME                    5,252     4,687     12.1%
  Expense to revenue             26.2%     26.0%

INCOME FROM CONTINUING
OPERATIONS BEFORE
INCOME TAXES                    1,981     1,813      9.3%
  Pre-tax margin                  9.9%     10.1%

Provision for
income taxes                      594       529     12.3%
  Effective tax rate             30.0%     29.2%

INCOME FROM CONTINUING
OPERATIONS                     $1,387    $1,284      8.0%
  Net margin                      6.9%      7.1%

DISCONTINUED OPERATIONS
Loss from discontinued
operations                         (3)      (92)

NET INCOME                     $1,384    $1,192     16.1%
                               ======    ======

EARNINGS/(LOSS)PER SHARE
OF COMMON STOCK

 ASSUMING DILUTION
  CONTINUING
   OPERATIONS                   $0.79     $0.73      8.2%
  DISCONTINUED
   OPERATIONS                   (0.00)    (0.05)
                               ======    ======
  TOTAL                         $0.79     $0.68     16.2%
                               ======    ======

 BASIC
  CONTINUING
   OPERATIONS                   $0.80     $0.75      6.7%
  DISCONTINUED
   OPERATIONS                   (0.00)    (0.05)
                               ======    ======
  TOTAL                         $0.80     $0.69*    15.9%
                               ======    ======

AVERAGE NUMBER OF
COMMON SHARES OUT-
STANDING (M's)
  ASSUMING DILUTION           1,758.5   1,753.0
  BASIC                       1,725.3   1,718.4

NM -- Not meaningful.
* Does not total due to rounding.

               INTERNATIONAL BUSINESS MACHINES CORPORATION
              CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                   (Unaudited)

                                         At           At
(Dollars in millions)              March 31, December 31,  Percent
                                       2003         2002    Change
                                   --------  -----------   -------
ASSETS

 Cash, cash equivalents,
 and marketable securities           $5,577       $5,975     -6.7%

 Receivables - net, inventories,
 prepaid expenses                    34,160       35,677     -4.3%

 Plant, rental machines,
 and other property - net            14,363       14,440     -0.5%

 Investments and other assets        41,620       40,392      3.0%
                                   --------     --------

TOTAL ASSETS                        $95,720      $96,484     -0.8%
                                   ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

 Short-term debt                     $5,767       $6,031     -4.4%
 Long-term debt                      20,036       19,986      0.3%
                                   --------     --------

 Total debt                          25,803       26,017     -0.8%

 Accounts payable, taxes,
 and accruals                        26,019       28,519     -8.8%

 Other liabilities                   19,325       19,166      0.8%
                                   --------     --------
TOTAL LIABILITIES                    71,147       73,702     -3.5%

STOCKHOLDERS' EQUITY                 24,573       22,782      7.9%
                                   --------     --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                $95,720      $96,484     -0.8%
                                   ========     ========

             INTERNATIONAL BUSINESS MACHINES CORPORATION
                                  SEGMENT DATA
                                   (Unaudited)

                                          FIRST-QUARTER 2003
                         ----------------------------------------------
                                                       Pre-tax
                                                        Income
                                                        (Loss)
                                                          From
(Dollars in millions)    -------- Revenue --------- Continuing  Pre-tax
                         External Internal    Total Operations   Margin
                         -------- --------  ------- ----------  -------

SEGMENTS
Global Services          $10,169     $699   $10,868      $983      9.0%
     % change               23.6%     9.2%     22.5%     -8.4%
Systems Group              2,646      180     2,826       195      6.9%
     % change                6.5%     8.4%      6.6%     10.2%
Personal Systems Group     2,390       36     2,426       (69)    -2.8%
     % change               -4.8%   176.9      -3.9%        NM
Technology Group             742      174       916       (11)    -1.2%
     % change              -20.2%   -26.3%    -21.4%     92.1%
Software                   3,129      387     3,516       639     18.2%
     % change                8.0%    70.5%     12.5%     14.1%
Global Financing             701      295       996       273     27.4%
     % change               -8.7%    58.6%      4.4%     23.0%
Enterprise Investments       241        1       242       (67)   -27.7%
     % change                4.3%     0.0%      4.3%    -26.4%

TOTAL SEGMENTS            20,018    1,772    21,790     1,943      8.9%
     % change               10.9%    20.6%     11.6%      2.0%

Eliminations / Other          47   (1,772)   (1,725)       38

TOTAL IBM                $20,065       $0   $20,065    $1,981      9.9%
     % change               11.3%              11.3%      9.3%

NM-Not Meaningful


                                     FIRST-QUARTER 2002
                         ----------------------------------------------
                                                       Pre-tax
                                                        Income
                                                        (Loss)
                                                          From
(Dollars in millions)    -------- Revenue --------- Continuing  Pre-tax
                         External Internal    Total Operations   Margin
                         -------- --------  ------- ----------  -------
SEGMENTS
Global Services           $8,229     $640    $8,869    $1,073     12.1%
Systems Group              2,484      166     2,650       177      6.7%
Personal Systems Group     2,511       13     2,524        65      2.6%
Technology Group             930      236     1,166      (139)   -11.9%
Software                   2,897      227     3,124       560     17.9%
Global Financing             768      186       954       222     23.3%
Enterprise Investments       231        1       232       (53)   -22.8%

TOTAL SEGMENTS            18,050    1,469    19,519     1,905      9.8%

Eliminations / Other         (20)  (1,469)   (1,489)      (92)

TOTAL IBM                $18,030       $0   $18,030    $1,813     10.1%

                                                                   ATTACHMENT II


Thanks and good afternoon. This is Hervey Parke, Vice President of Investor Relations for IBM, thank you all for joining us.

At this time, the opening page of the presentation should have automatically loaded and you should be on Chart 1, the title page. After the last chart in the presentation, we will provide you an index to go back to specific slides during the Q&A. Or, you can jump to any chart in the presentation at any time by clicking on the chart name on the scrolling list found on the left navigation bar.

For printing slides, there are two alternatives. There is a link on the index page so you can download the entire set of charts for printing. Or, there is a link to printer-friendly charts along the bottom of the presentation window so you can download them at any time.

In roughly an hour, you will also be able to link to the prepared remarks using a link also found at the bottom of the presentation window. And finally, a replay of this webcast will be available on this website by this time tomorrow.

Now, please click on the NEXT button and move to Chart 2.

Certain comments made by John Joyce or myself during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995. Those statements involve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is contained in the company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, please click again on the NEXT button for Chart 3.

Before we get started, let me make a point of clarification. All financial information will be presented on a Continuing Operations basis. Discontinued Operations associated with the Hard Disk Drive divestiture had virtually no impact on the net income from Total Operations in this year's 1st quarter.

Now, let me turn the call over to John Joyce, IBM's Senior Vice President and Chief Financial Officer.

Thank you Hervey.

In another challenging quarter, IBM again delivered strong results, building on the 7% revenue growth in our 4th quarter. We had 20.1 billion dollars of revenue, up 11.3% as reported, or 4.4% at constant currency, reflecting our recent strategic shift to invest more of our strong cash flow in strategic acquisitions versus stock buyback.

We delivered $2 billion of profit and 79 cents in earnings per share, up 9% and 8% year-to-year despite the transition costs of these acquisitions, and, even with a higher tax rate and lower stock buyback. Based on these strong results in a tough environment, we are on track for 2003, and on track to meet the analyst's full-year average revenue and profit.

There was a lot of discussion late in the quarter about the effect of currency on our results.

Let me state right here that, because of our currency hedging strategy, the dollar movement since I spoke to you in January had no incremental impact on our earnings per share. I will cover this in more detail later.

So what happened during the quarter? Given the economic environment and the heightened geopolitical pressures, we saw some customer deferrals of IT decisions. From a customer perspective, investments continued to be principally focused on activities that provide a short-term payback.

Our business model and our execution overcame these issues. We gained more share than we expected in key business areas and yet, we continued to improve gross profit margins in those same business areas.

Our expense-to-revenue for SG&A and R&D improved even as we continued to invest in our e-Business on Demand strategy, and at the same time, we absorbed the market's year-to-year effect on net pension income.

The strength of our results reflects the fact that we can help customers address their current business issues. Customers know that their own revenue growth will be a struggle in this economic environment. So their priorities remain on improving productivity and efficiency to address their profitability, with the emphasis on short-term payback.

But they also have an eye on the long run. Our initiative for eBusiness on Demand addresses the questions customers have about how to gain real competitive value and efficiency from combining business process transformation and IT transformation.

As you know, this is where we have been focusing billions of dollars, in Research and Development, in capital, and acquisitions, because we want to be out in front of a very important shift that is taking place.

Last year, with a clear view of our strategy, and with valuations far more realistic, we made a strategic shift in the use of our cash, from stock buyback to acquisitions in Services and Software.

And by the way, we also exited some businesses that were no longer critical to IBM's strategy. These have hurt our revenue growth, but not our profit growth.

So, this year we get the revenue benefit of the acquisitions. And importantly, in 2004, we will get the profit benefit of those acquisitions.

As Sam Palmisano has said, this use of our strong cash flow for acquisitions will continue. And therefore, the cycle of revenue growth followed by profit growth will also continue.

So our strategy is right, and the strong 1st-quarter results show that we are executing well against that strategy. We are on track for 2003.

Now let's get into the details of the 1st quarter. Please turn to Chart 4, and we'll discuss revenue.

1Q03 REVENUE

Total Revenue was up 11.3% as reported, and up 4.4% at constant currency.

As I said in my opening, this growth reflects two fundamentals; a strategic shift in the use of our cash for acquisitions, and continued share gains.

Bear in mind that our revenue growth was also impacted by our exiting some non-strategic businesses last year, and by PC's being down 5% at actual rates and 10% at constant currency because of falling prices. Each of these hurt our growth rate by about a point, but our profit improved.

Revenue for Global Services, half of the 1st quarter's total revenue, was up 24% year-to-year as reported, and 15% at constant currency.

The acquisition of what was formerly PwC Consulting was key to this growth. The new Business Consulting Services is now operating on a single set of systems and processes, but more importantly, the teams are integrated. This is hard work that is showing very good progress.

Hardware revenue in the 1st quarter declined 1% as reported and 6% at constant currency.

These results are the average of two very different dynamics. Revenue decline occurred in three areas, Technology Group, down 14% at actual and 15% at constant currency due to exiting businesses; PC's down, as I just mentioned; and mainframes, down 16% as reported and 21% at constant currency, in advance of a new product announcement in the second quarter.

On the other hand, we had good revenue growth in the rest of our eServer family.

Software revenue grew 8% as reported and 2% at constant currency. In a segment particularly visible with earnings warnings this quarter, we benefited from competitive wins, our annuity-like revenue stream, and one month of Rational's high-end tools in our family of middleware products.

Global Financing revenue declined 10% as reported, and 15% at constant currency, reflecting the declining asset base and interest rates.

Income-generating assets were down 4% as reported from last year, and financing originations were $8 billion in the quarter.

Finally, we've included our geographic breakout in our supplemental charts at the end. Focusing on growth rates in constant currency, there were two overriding points. Americas continued to be the strongest region and Europe the weakest.

And you can see the OEM revenue decline driven by our exiting two low-margin businesses, our Displays and Electronic Card Manufacturing and Test.

Our OEM logic revenue grew 18% year-to-year, as reported.

Now let me give you an additional view of our revenue, by Industry Sector, Chart 5.

1Q03 REVENUE -- INDUSTRY SECTOR

This chart shows our five worldwide industry sectors, as well as our important Small and Medium Business customers.

It's important to note that, while we report our results by brand and by geography, our go-to-market strategy is based on customer requirements.

We are #1 in all five industry sectors, with deep customer relationships, and we are gaining share in the Small and Medium-sized Business sector.

Let me give you some geographic texture. In Europe, there was weakness in the Communication and Industrial sectors, but strength in Distribution. In Americas, as well as in Europe, there was strength in the Public Sector where we are gaining share, but weakness in Financial Services.

Asia was strong in the Industrial sector, particularly automotive, but weak in Distribution.

We also continue to focus on Small and Medium-sized accounts which, at about 22% of our customer revenue, represents a significant opportunity for growth.

Now let's turn to Gross Profit -- Chart 6.


1Q03 GROSS PROFIT MARGIN

Total gross profit margin in the 1st quarter was 36%, essentially unchanged from last year. Global Services was down 1.1 points, primarily due to our changing mix with the addition of the former PwC Consulting. On the other hand, gross profit margins in Software, Hardware, and Global Financing all improved. I'll have some more on this when I get into a discussion of the units.

Now let's turn to Expense -- Chart 7.


1Q03 EXPENSE SUMMARY CHART

Total Expense and Other Income grew 12% in the 1st quarter. Underneath this, we significantly improved our expense-to-revenue in SG&A by 1.3 points, down to 21%, and in R&D by 0.3 points, down to 6.0%.

The key to the growth in Total Expense was the Other Income and Expense line which flipped from being income a year ago to expense this quarter.

The principal driver was currency hedging, part of which is reflected in this line. I will come back to this in a moment.

As we have pointed out for the past year, there are some specific ongoing expense items that can help or hurt earnings in different ways quarter to quarter. Let me again go through this "road map" of expense.

Year-to-year this quarter, most factors hurt our profit. Income resulting from retirement-related plans was the biggest factor, down $155 million, reflecting the market's impact on our pension fund. Real estate and equity transactions were both small this quarter, which hurt us for $41 million year-to-year, and, IP Income of $282 million was down $14 million from a year ago. We realized $90 million from one long-term research and development agreement. And our outsourcing arrangement with Sanmina-SCI produced $34 million.

We did have some year-to-year helps from this group of expense. Continued workforce rebalancing expense was $79 million, $59 million less than last year. And we added Accounts Receivable provisions of $80 million. While that was $75 million less than last year, our Accounts Receivable provision on the balance sheet is up $250 million year-to-year, and our Reserve Coverage is also up significantly year-to-year. Over the past two years, you will recall we had made sizable provisions each quarter.

We have increased our Reserve Coverage to reflect the general economic environment as well as specific customer issues, such as in the Telecomm sector. And the credit rating of our largest customers has remained steady. Let me add that coverage for inventory write-offs is also up year-to-year.

The net of these plusses and minuses was about a 3-cent hurt to earnings per share in the quarter.

Finally, let me say a word about currency in light of the dollar's new weakness. Our ongoing hedging programs are intended to mitigate the volatility of currency, offsetting losses created by a strong dollar, and benefits created by a weak dollar.

We accomplish this by applying forward contracts to lock in exchange rates as much as a year in advance relative to the inter-country flow of certain products and services, as well as dividends and royalties.

A weaker dollar, as we had this quarter, will translate into higher revenue and profit.

But this is offset by the hedging losses added to cost of goods sold, SG&A, and Other Income and Expense.

The forward contracts move right along with the currency. The fact that the dollar weakened during the quarter did not change our earnings per share.

Now let's turn to Cash Flow -- Chart 8.


1Q03 CASH FLOW

We want to enhance our cash flow discussion this quarter.

We'll start with this standard chart based on FAS 95, and then we'll give you a different view of the same data so that you can clearly see how we invest the cash from operations.

Net Cash Provided by Operating activities was $2.2 billion, down $500 million year-to-year.

Compared to a strong cash flow performance in last year's 1st quarter, Working Capital and Other required an incremental $800 million.

There were two key factors in Working Capital. Accounts Receivable was up year-to-year due to better revenue performance during the quarter than during last year's 1st quarter. In addition, IBM's total Days Sales Outstanding grew as a result of the addition of the former PwC Consulting which had longer trade terms than the rest of IBM. Inventory during the quarter was up slightly from year end. But year-to-year, Inventory was down $1.1 billion, and inventory turns improved by one full turn.

We made increased payments of about $400 million for restructuring and to non-US pension plans, but we realized $383 million from the monetization of interest rate swaps.

Now let's look at Cash Flow in terms of Sources and Uses. Turn to Chart 9 -- IBM Cash Flow Analysis.


1Q03 CASH FLOW ANALYSIS

Most businesses try to minimize receivables. For a financing business, increasing receivables is the basis for growth. Receivables are an investment and an income-producing asset. Therefore, we exclude the effect of Global Financing Receivables from Net Cash from Operations. With this view, Net Cash Provided from Operations excluding Global Financing Receivables was a negative $300 million, versus a positive $400 million in last year's 1st quarter. As noted earlier, the principal reason was the use of cash in working capital.

We invest Cash from Operations in three broad categories. Two which are for organic growth, capital expenditures, and Global Financing Receivables, which drive Global Financing debt. And acquisitions, sometimes offset by divestitures.

Then, we return cash to shareholders, in the form of stock buybacks and dividends.

First, the investments. Capital Expenditures were $800 million, down $400 million from a year ago, driven primarily by slowing investment in our Microelectronics business as we complete our 300 millimeter facility. Our investments in Global Financing Receivables declined $2.5 billion, driven by our typical seasonality in addition to the economy's impact on hardware demand. Acquisitions used an additional $1 billion of cash flow versus the 1st quarter of last year, driven by the acquisition of Rational Software.

Next, the return to shareholders. Share repurchase remains an important part of our financial model. But given the acquisition of Rational Software, our share repurchase was reduced in the 1st quarter. We spent $65 million to buy back approximately 800,000 shares, with $3.8 billion remaining from our last Board authorization.

Although we are buying back stock at low levels, as I've stated before, we will pick up the pace in the second half of this year. Average diluted shares for the quarter were 1.758 billion, up slightly from a year ago. Finally, we paid out $259 million in dividends in the quarter.

Last year, we generated $10.5 billion of cash from operations excluding Financing Receivables. We expect to generate a considerable sum again this year, and we will continue to invest this money wisely, generating annual Return on Invested Capital that exceeds the S&P 500 average.

Now, please turn to Chart 10, and we'll discuss the Balance Sheet.

1Q03 BALANCE SHEET

This is the same Balance Sheet format we've used in the past.

Our cash level at the end of the 1st quarter remained high at $5.6 billion, up $1.6 billion from a year ago, and down only slightly from year-end 2002, despite payment for Rational and for employee variable compensation.
93% of our total debt of $25.8 billion is driven by our Global Financing business, and Global Financing was leveraged at an appropriate 6.8 to 1.

The remaining non-financing debt level of $1.7 billion was up from a year ago, but down sequentially. So debt-to-capital was well within acceptable levels at 7.3%.

Let me emphasize that, with all that we've done in the past several quarters -- a couple of major acquisitions, significant restructuring of our business, multi-billion-dollar funding of the U.S. pension plan, and, continued multi-billion-dollar investments in our organic growth, the Balance Sheet remains very strong, despite the sustained weakness of the economy.

Now let me turn to a discussion of some of our individual businesses, starting with Global Services, Chart 11

GLOBAL SERVICES

Global Services had another good quarter, particularly in light of the economic environment. Revenue, at $10.2 billion, was up $1.9 billion or 24% as reported, 15% at constant currency while gross profit dollars increased $396 million. Each of our services segments picked up, beating average Street revenue-growth expectations by about 5 points of growth. Services was up 27%, or 17% at constant currency, while maintenance was up 7% or flat at constant currency.

Total signings for Services were $12.1 billion. This quarter we signed 15 deals greater than $100 million, of which one deal was greater than $2 billion. Our BCS signings increased year-to-year by more than a billion dollars, aided by the addition of the former PwC Consulting business.

          As you can see from the bar chart for signings, there is no real quarterly. It depends on when the customers are ready to proceed on these important relationships.

          The backlog for Global Services at the end of the 1st quarter, including Strategic Outsourcing, BCS, IT Services and Maintenance, was estimated at $113 billion.

          Note that, this quarter, changes in scope to existing contracts continued to decline from the previous quarter. And our pipeline of potential new contracts in 2003 is strong, particularly in the Financial Services industry.

Now, let's review the three major segments of Global Services. Strategic Outsourcing, which was nearly 40% of Global Services, was up 13% year-to-year or 6% at constant currency. Our On-Demand value proposition continued to address our customers' requirements. In the 1st quarter we secured a $2 billion on-Demand outsourcing contract with Visteon. We also expanded a signing from last quarter for on-Demand outsourcing with AXA Group, a worldwide leader in financial protection and wealth management. It's now a cumulative total of about $1 billion. With these two significant deals, approximately 60% of our 1st-quarter signings were long-term in nature.

E-Business hosting, which provides web hosting infrastructure and application management as an Internet service, continued its strong pattern of growth, up 35%.

The second segment, Integrated Technology Services, grew 10%, or 2% at constant currency. ITS was almost 30% of Global Services, and nearly half of this is Maintenance revenue which grew 7% as reported, but was flat at constant currency.

And finally, the third segment of IGS -- Business Consulting Services.

With the acquisition of the former PwC Consulting, BCS now represents more than 30% of Global Services revenue. This unit grew 63% for the quarter or 50% at constant currency. BCS Americas continued to perform well with our on-Demand value proposition. Year-to-year growth improved over the 4th quarter. BCS Europe continued to lag the Americas, but we expect results to improve during the 2nd quarter.

Now, let me update you on the progress of the PwC Consulting integration. We have successfully retained about 98% of the partners. And so far, we've regained 110 of the 149 accounts that dropped PwC prior to the acquisition due to auditor independence.

So, overall, a good quarter for Global Services, strong signings, given the environment improved revenue performance in each of our services segments, and continued successful integration of PwC Consulting into the new Business Consulting Services.

Now, click on the NEXT button for Chart 12, and I'll discuss eServers and Storage.


SYSTEMS GROUP -- ESERVERS AND STORAGE

IBM's servers and storage had another strong quarter with both share gains and profit growth.

zSeries mainframe revenue was down 16% year-to-year at actual, and 21% at constant currency, on MIPS growth of 3%.

Many of our customers, particularly in the high end, were anticipating a significant pending announcement. Later this quarter, we will be introducing our new eServer zSeries system, some of you know this by its code name, T-Rex. This is the most sophisticated server ever created in terms of secure transaction capacity, virtualization and automation. This addition to the zSeries family will offer new levels of capacity allowing customers to significantly reduce infrastructure costs. They will be able to consolidate UNIX, Linux, Windows and traditional workloads in an environment that is completely responsive and variable for the on-demand environment.

As with previous new mainframe offerings, customers will continue to buy entry and mid-sized models and then upgrade to this new high-end model when it begins shipping late in the 2nd quarter.

Our pSeries UNIX server revenue grew 15% year-to-year at actual, 8% at constant currency, and continued to gain share across the product line.

In the 1st quarter we introduced the Power4+ processor, further extending our product leadership. When this processor was announced for the p630 earlier this year, it delivered 65% more performance than Sun's V480, and it will be extended to the rest of the high-end pSeries including the p690 later this quarter. In addition, our pSeries line will be extending its on-demand offerings to include the capability for temporary usage-based capacity. This will complete the transition to Power4+, the fastest technology transition in the history of our UNIX business.

iSeries revenue was up 22% year-to-year at actual, 14% at constant currency, driven by strong demand for our e-Business on Demand offerings. The ability to turn on additional capacity remotely for short periods of time offers the increased flexibility customers have been asking for. The integration of key IBM middleware products into the iSeries is a logical extension of the iSeries' solution packaging. These new on-Demand and integration capabilities led to solid growth in the first quarter for the iSeries, and we expect growth to continue.

xSeries server revenue grew 20% at actual rates and 13% constant currency. The server growth was also driven by our technology leadership, particularly in the rack-optimized servers where we were first to market in the transition to Intel Xeon processors. xSeries growth was also helped by the fast adoption of our new BladeCenter offering, which brings the integration of servers, storage, and networking into a highly dense enterprise solution. Our customers are combining the BladeCenter offering with our IBM Director system management software, often on Linux, to reduce the cost and complexity in their infrastructure.

Turning to storage, Shark continued to gain share, growing 22% year-to-year as reported, or 14% year-to-year at constant currency, and we continue to see the average footprint size increase for our Shark installations.

The integration of storage into the systems group will enable us to deliver new technologies into storage with the same speed we just demonstrated with Power4+ in the pSeries. And later this quarter we will be announcing enhancements to Shark including, improved eBusiness on demand functionality, point-in-time copy and disaster recovery advanced function capabilities. These enhancements offer customers significant improvements in efficiency, data accessibility, and disaster recovery.

We will be announcing the IBM Total Storage Virtualization Family, a key component for customers evolving to an on-demand operating environment that reduces customers' total cost of computing.

Tape was flat as reported, but down 6% at constant currency. This was driven by some weakness in high-end models, offset by double-digit growth in our mid-range LTO offering.

Now click on the NEXT button for Personal and Printing Systems -- Chart 13.


PERSONAL SYSTEMS GROUP

Revenue in the quarter from our Personal Systems Group was down 5% year-to-year, 10% at constant currency. This segment lost $69 million, which is a $134-million decline from last year.

As you may recall, last year we received a benefit from initiating our outsourcing strategy with Sanmina-SCI. Now we are getting the ongoing benefits in terms of operational efficiency.

Reflecting our supply chain initiatives, our inventories were down over $100 million year-to-year, and our inventory turns were up. With dropping commodity prices, we were able to take reduced costs directly to gross margin, which was up 1 point.

Days Sales Outstanding also improved by nearly one day.

Last quarter, I mentioned our ThinkVantage capabilities for PCs that guarantee customers savings from day one. Since then, we have introduced these tools to every PC product, often saving customers more than the initial cost of the PC itself.

So by continuing to build on these operational and product improvements, we expect to be profitable for the year.

Now if you'll move to Chart 14, we'll cover Technology.

TECHNOLOGY GROUP

While revenue for the total Technology Segment declined 21% year-to-year as reported, profit improved by $128 million. This is a direct result of the restructuring actions we took in 2002 and our leadership status in those businesses we are now focused on.

In logic, for example, we were again named the market leader in ASICs by Dataquest, for the fourth year.

And this quarter, we also announced a win with Nvidia and a joint development agreement with AMD, with both companies needing IBM's leading-edge technologies to move ahead of their own competitors.

The introduction of 130-nanometer and 90-nanometer circuit size heralded a new phase of semiconductor manufacturing. At these sizes, the relationship between chip design, manufacturing processes, and system performance becomes critical.

IBM's experience in designing and manufacturing high-end chips for our own systems and the new 300-millimeter facility provide competitive advantage.

The Nvidia contract, as well as other contracts we have announced, will help load our Fishkill 300-millimeter fab in the second half of this year. This state-of-the-art facility continued to ramp up, and should be completed as we enter 2004.

The second quarter, a transition quarter as customer demand shifts more to products from our new 300-millimeter line, should be our toughest quarter of the year.

We also continued to see strong demand for our Engineering & Technology Services, and earlier this quarter, we expanded this offering to include Europe.

Now click on the NEXT button for Software - - Chart 15.


SOFTWARE

Our software business, at $3.1 billion, grew 8% at actual rates, 2% at constant currency. Operating Systems, which represents 18% of total software, was up 8%, or 2% at constant currency. Middleware was up 9%, or 3% at constant currency.

In an environment recently described by one software financial analyst as "arguably the toughest quarter ever for the software industry" our results were generally strong, with WebSphere and Data Management gaining share against their primary competitors.

The WebSphere family of software is the industry's most complete portfolio of infrastructure software for integrating and managing high-volume transactions. It grew 14%, or 8% at constant currency, while our largest competitor had declining license revenues.

Within the family, WebSphere Business Integration, which helps software work together throughout the enterprise, grew 18% , or 12% at constant currency. Portals, which provides Web-based application user interfaces, more than doubled. The market continues to move to these higher-function products as the core application server continues to commoditize.

Our Data Management software grew 9% or 3% at constant currency. DB2 software grew 22% or 14% at constant currency. Content Management software supports our customers' needs to manage many different kinds of unstructured data, like audio and video files, grew 64% , or 54% at constant currency. Informix products declined as more customers adopted DB2, while IMS continued to provide a consistent annuity stream.

Lotus messaging software, which includes Notes and Domino, declined 1% as reported, or 8% at constant currency. Growth in new license sales in this mature market will not occur until our customers' businesses begin growing again. However, we continue to win against competition in those accounts most sensitive to Total Cost of Ownership and security related concerns.

Tivoli software declined 5%, or 12% at constant currency, consistent with the direction of the industry. Tivoli was hardest hit by customers delaying purchase decisions. A significant number of deals in the pipeline were delayed into the 2nd quarter.

Other middleware products in the software segment outside these brands, such as our traditional host software products like CICS, Storage, and Printer Software, grew 7%, or 2% at constant currency.

Helping to drive incremental software revenue, we continued to have success on two fronts. We saw continued success with leading independent software vendors. For example, we signed three new strategic alliances and 30 joint agreements in the quarter. We also signed up new partners, like Intuit, focused on the Small and Medium-sized Business opportunity. They are porting to our middleware and partnering with us on products like WebSphere Express and IBM eServers.

For software overall, gross profit margin improved 3.5 points to 85%. We continued to make productivity improvements in customer support and development through actions like the utilization of shared software components across IBM software brands .

We accomplished a significant milestone during the quarter with the completion of the acquisition of Rational software. The IBM Rational platform combines software engineering best practices with industry-leading software development tools. This enables software development teams to attain higher levels of responsiveness and productivity, key performance metrics for an On-Demand business. The software applications that these businesses demand, require an ongoing need for innovation, to keep ahead of competition. Currently, Rational tools are used by our customers to build software for a range of applications including cell phones, medical devices as well as an increasingly broad array of business application software.

Rational's product portfolio is leveraged through IBM's market access and will continue to be enhanced through its integration with key IBM products.

In the five weeks since the close of the acquisition, our first phase of integration is already ahead of schedule. We are already seeing the results of the synergy from the transaction. This quarter, Rational achieved higher deal revenue, exceeded our initial business case revenue expectations, and surpassed the Street's revenue estimates for Rational as an independent company for the latest quarter.

The breadth of our software family of products, now enhanced by the addition of Rational, is an important competitive advantage in the emerging world of e-Business On-Demand.

Now if you'll click on the Next button for Chart 16, I'll wrap up.

The technology sector has always made a significant contribution to world economic growth. But now it is entering a new, more critical phase, offering customers a new ability to transform their strategy, processes, structures, technologies and even their culture.

It is well beyond the traditional levels of accessing information for individual productivity, even beyond integrating applications within an enterprise. It is truly about organizational integration to drive productivity, and this is what IBM's eBusiness on Demand is all about.

This new technology sector requires a combination of IT and Business insight and IBM is leading. We are gaining share in key segments. We are improving our profitability and generating strong cash flow. We are reinvesting to increase our leadership position. At the same time, we continue to benefit from the consistency of our annuity-like revenue and profit stream, while we deliver sustained Return on Invested Capital that is well above the S&P 500 average.

I have said before that history will not repeat itself. That's because, to survive, great companies must continually reinvent themselves. Consider this within the context of historical valuations. We are not the same company we were three, four or five years ago, evolutionary in our business model, but completely different in our competitiveness. We used to be criticized for our inability to turn our industry-leading base technology into competitive products. Now we have world-class, industry-leading products and services offerings. We have a new breadth of Services and Middleware that gives us an unmatched ability to integrate and transform our customers' business models, not just their IT environment, and to improve their overall competitiveness. And this is precisely where customers are willing to spend money

Customer requirements have changed dramatically. They have become so sophisticated, so focused on getting solutions, that many IT companies cannot provide the required combination of business insight and IT expertise. This is why history simply will not repeat itself.

We are off to a good start this year. We delivered another strong quarter in a tough environment, and we are confident about our position for 2003.

Now Hervey and I will take your questions.

Thanks, John.

Now, if you'll all go to the next chart, you'll find an index of all our slides that may be helpful during the Q&A. And as John mentioned, we also have a couple of supplemental charts.

You are all on a tight schedule this afternoon, so before I turn the call over to the operator to give you polling instructions, let me make my usual request that you refrain from multi-part questions and clarifications, to give others some time.

OK, let's get started.

-------------------------------------------------------------------------------

IBM 1Q 2003
Earnings Presentation


April 2003

-------------------------------------------------------------------------------

Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the Company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations.

                    [IBM GRAPHIC]

-4-
                                      IBM REVENUE
                                      -----------

                                               B/(W)    Yr/Yr
                                               --------------   % of
($B)                                   1Q03    Rptd     @CC   1Q Rev
                                       ----    ----     ---   ------

Global Services                        10.2     24%     15%      51%

Hardware                                5.8     (1%)    (6%)     29%

Software                                3.1      8%      2%      15%

Global Financing                        0.7    (10%)   (15%)      3%

Enterprise Inv./Other                   0.3      7%     (2%)      2%
                                       ----    ----    ----     ----

IBM                                    20.1     11%      4%     100%
                                       ----    ----    ----     ----

               IBM REVENUE - INDUSTRY SECTOR
               -----------------------------

                                        1Q Revenue        @ Act.          @CC
                                        ----------        ------          ----

Financial Services                         $4.8B            11%            3%

Public                                      3.0             19%           11%

Industrial                                  2.6             13%            4%

Distribution                                1.9             12%            4%

Communications                              1.8              8%            2%


Small / Medium Business                     4.3              13%           6%

                             IBM GROSS PROFIT MARGIN
                             -----------------------

                                                               B/(W)
                                           1 Q03               Yr/Yr
                                           -----               -----

Global Services                             24.9%            (1.1 pts)

Hardware                                    26.6%             2.1 pts

Software                                    84.6%             3.5 pts

Global Financing                            58.9%             2.3 pts

Enterprise Inv./Other                       36.7%           (19.5 pts)
                                           ------           ----------

IBM                                         36.0%             (0.1 pts)
                                           ------           ----------

                            IBM EXPENSE SUMMARY
--------------------------------------------------------------------------------

($B)                                                                    B/(W)
                                                               1Q03     Yr/Yr
                                                              ------   ---------
SG&A                                                           4.2       (5%)

RD&E                                                           1.2       (5%)

IP and Custom Dev. Income                                     (0.3)      (5%)

Other Income and Expense                                       0.1        nm

Interest Expense                                                --       (32%)

                                                              ------   --------

Total Expense and Other Income                                 5.3*      (12%)

        E/R%                                                  26.2%    (0.2 pts)
                                                              ------   --------


nm = not meaningful
* Rounding

                            IBM CASH FLOW
                    -----------------------------

($B)                                               1Q02       FY02     1 Q03
                                                   ----       ----     -----


   Net Income from Continuing Ops.                 1.3        5.3       1.4

         Depreciation / Amortization               1.1        4.4       1.1

         Working Capital / Other                  (2.0)       0.8      (2.8)

         GF A/R                                    2.3        3.3       2.5
                                                 -----       ----      ----

   Net cash provided by operating activities       2.7       13.8       2.2

         Capital Expenditures, Net                (1.2)      (4.6)     (0.8)

         Divestitures                               --        1.2        --

         Acquisitions                             (0.1)      (3.2)     (1.1)

         Other Investing                          (0.1)      (0.3)     (0.8)
                                                 -----       ----      ----
   Net cash used in investing activities          (1.4)      (6.9)     (2.7)

         GF Debt                                  (0.9)      (3.1)       --

         Non-GF Debt                              (1.1)      (0.1)     (0.7)

         Dividends                                (0.2)      (1.0)     (0.3)

         Share Repurchase                         (1.8)      (4.2)     (0.1)

         Other                                     0.3        1.1       0.4
                                                 -----       ----      ----
   Net cash used in financing activities          (3.7)      (7.3)     (0.7)

   Effect of exchange rate changes on cash           --       0.1        --

   Discontinued Operations                        (0.1)      (0.7)     (0.1)
----------------------------------------------------------------------------
   Net change in cash & cash equivalents
    (Cont Ops)                                    (2.5)      (0.9)*    (1.2)*
----------------------------------------------------------------------------

* Rounding

-9-
                             IBM CASH FLOW ANALYSIS
                     ---------------------------------------

($B)                                              1Q02        FY02        1Q03
                                                 ------     -------      ------
      Net cash from Operations (Cont. Ops.)       2.7        13.8          2.2

      Less: GF Accounts Receivable               (2.3)       (3.3)        (2.5)
                                                 ----        ----          ----
---------------------------------------------
      Net cash from Operations (Cont Ops),
       excl GF rec.]                              0.4        10.5         (0.3)
---------------------------------------------
-----------------------------
      Investing Activities
-----------------------------

            Capital Expenditures, Net            (1.2)       (4.6)        (0.8)

            GF A/R                                2.3         3.3          2.5

            GF Debt                              (0.9)       (3.1)          --
                                                 ----        ----          ----
                 Net GF Debt to AIR               1.4         0.2          2.5

            Acquisitions                         (0.1)       (3.2)        (1.1)

            Divestitures                           --         1.2           --
-------------------------------
      Return to shareholders
-------------------------------
            Share Repurchase                     (1.8)       (4.2)        (0.1)

            Dividends                            (0.2)       (1.0)        (0.3)

      Change in Non-GF Debt                      (1.1)       (0.1)        (0.7)

      Other                                       0.3         1.5          0.5

      Discontinued Operations                    (0.1)       (0.7)        (0.1)
                                                -----       -----        -----

---------------------------------------------
     Change in cash & marketable securities      (2.4)       (0.4)        (0.4)
---------------------------------------------

                                     IBM BALANCE SHEET
                             -------------------------------------

                                                  Mar          Dec         Mar
                                                 2002*        2002         2003
 ($B)                                         --------      -------     ------
--------------------------------------------------------------------------------
      Cash & Marketable Securities               4.0           6.0         5.6
--------------------------------------------------------------------------------

      Non-GF Assets**                           48.2          56.4        58.1

      Global Fin. Assets**                      33.0          34.1        32.0
                                                ----          ----        ----
      Total Assets                              85.2          96.5        95.7

      Other Liabilities                         37.4          47.7        45.3
-------------------------------------------------------------------------------
      Non-GF Debt                                0.5           2.2         1.7
      Global Fin. Debt                          24.4          23.8        24.1
                                                ----          ----        ----
-------------------------------------------------------------------------------
      Total Debt                                24.9          26.0        25.8
                                                ----          ----        ----
      Total Liabilities                         62.3          73.7        71.1


      Equity                                    22.9          22.8        24.6
-------------------------------------------------------------------------------
      Non-GF Debt/Cap                            3%           10%          7%

      Global Fin. Leverage                      6.6           6.9         6.8
-------------------------------------------------------------------------------
    *   Reclassified to conform with 2003 presentation
    **  Excluding Cash & Marketable Securities

                                  GLOBAL SERVICES
                                  ---------------

                           Revenue $10.2B, +24%; +15% @CC
-------------------------------------------------------------------------------

                                                       Yr/Yr Delta
                                                 ----------------------------
($B)                                    1Q03       Yr/Yr     @Act.       @CC
                                        ----       -----     -----       ----
Revenue                                $10.2        1.9        24%        15%
Gross Profit                           $ 2.5        0.4        19%
Margin                                   25%      (1.1 pts)

Revenue
  Strategic Outsourcing                                        13%         6%
  Business Consulting Services                                 63%        50%
  Integrated Tech Services                                     10%         2%
    Maintenance                                                 7%         0%

-------------------------------------------------------------------------------
                     IGS WW Contract Signings


[ GRAPHIC ]
"Omitted graphis is available on IBM's website (www.ibm.com)."

                                             1Q03 Signings        $ 12B
                                             Estimated Backlog    $113B

                                             Business Consulting Services
                                                > Continued PwCC win-backs

                                             On Demand
                                                > Strong BTO pipeline
                                                > Visteon

                        SYSTEMS GROUP - eSERVERS & STORAGE
                        ----------------------------------

                       Revenue $2.6B, 6% yr/yr; flat @CC

                                Revenue
                           Actual       @CC       Share    GP%
                           ------      ----       -----    ---
zSeries                     -16%       -21%         =       =     MIPS up 3% - New mainframe
                                                                  in 2Q

pSeries                     +15%         +8%        +       +     Mid-range & Low-end strength
                                                                  Power4+

iSeries                     +22%       +14%         +       =     Growth from on-demand
                                                                  offerings

xSeries Servers             +20%       +13%         +       +     Strength in both high-end &
                                                                  high volume

Shark                       +22%       +14%         +       +     New function in 2Q

Tape Storage                Flat        -6%         -       +     Mid-range LTO growth
                                                                  High-end declines

                         PERSONAL SYSTEMS GROUP
            --------------------------------------------------
                  Revenue $2.4B, - 5% yr/yr; -10% @CC


 / / Average unit revenue down offset by lower commodity costs

 / /  Segment loss of $69M, down $134M yr/yr
      -'02 benefit - initiation of outsourcing strategy
      -Ongoing benefit - improved operational efficiency
       -Inventory down
       -PC gross margins up one point
       -DSO improved

 / /  ThinkVantage / Beyond the Box savings

                          TECHNOLOGY GROUP
          ---------------------------------------------------

External Revenue ($M)                1Q02       1Q03       @Act.         @CC
                                    -----       -----      -------      ------
 OEM Logic                          $430        $509         18%          17%
   Semis for HDDs Internal in '02                 67
 E&T Services                          6          34        433%         402%
 Displays                             56          29        (49%)        (52%)
 Card Assembly                       241          23        (90%)        (91%)
 Other                                33           1          -            -
                                    -----       -----      -------      ------
   Total                            $766        $663        (14%)        (15%)


  / /  Break-even levels improved
       -Segment loss of $11M, improved $128M yr/yr on
        21% less revenue
  / /  300mm plant ramping volume as planned
       -Capital released for 2H tooling
  / / Continued progress for our new Engineering and Technology Services
       -European launch

                               SOFTWARE
        -------------------------------------------------------------
                     Revenue $3.1B, +8%, +2% @CC

------------------------------------------------------------------------------------------------------------
                    Act.    @CC                    Act.     @CC       Brand                 Act.         ACC
                    ----    ----                  -----    ----      ------               -----        -----
        OS           8%     2%                                        WebSphere Family      14%           8%
                                  Distributed     12%      5%         Data Management        9%           3%
                                                                      Lotus                 (3%)        (10%)
Middleware           9%     3%           Host      8%      2%         Tivoli                (5%)        (12%)
                                                                      Other Middleware       7%           2%
                                                                      Rational               na           na
------------------------------------------------------------------------------------------------------------


                      WebSphere and Data Management gained share
                         against their primary competitors

Rational
--------

        > Closed acquisition on February 21
        > Integration effort ahead of expectations
        > Record high average deal size
        > Exceeding initial business case revenue expectations
        > Full-quarter revenue exceeded the Street's expectations for RATL corporation

           [IBM GRAPHIC]

-S1-

                         IBM GEOGRAPHIC REVENUE
-------------------------------------------------------------------------------
                                                                          % of
                                            B/(W)          Yr/Yr           Rev
($B)                            1 Q03,      Rptd            @CC           1 Q03
                                -----       -----          -----          -----
Americas                        $8.6         5%             7%             43%

Europe/ME/A                      6.3        23%             3%             31%

Asia Pacific                     4.5        14%             5%             22%

OEM                              0.7       (15%)          (16%)             4%
                               -----       ---            ----            ---
IBM                            $20.1        11%             4%            100%
                               -----       ---            ----            ---

-S2-


                           CURRENCY: YEAR-TO-YEAR COMPARISON
-------------------------------------------------------------------------------

                                 QUARTERLY AVERAGES PER US$

                                                              @ 4/11 SPOT
                                            4/11     -------------------------
                               1Q03         SPOT      2Q03     3Q03       4Q03
                            -----------    ------    ------  -------   -------

         Euro               0.93            0.93

            Yr/Yr                  18%                 15%      8%         7%

         Pound              0.62            0.64

            Yr/Yr                  11%                  7%      1%        -0%

         Yen                 119             120

            Yr/Yr                  10%                  5%     -1%         2%
                            -----------    ------    ------  -------   -------
IBM Revenue Impact                  7                 4-5      2-3        2-3
                                   pts                pts      pts        pts


Negative Yr/Yr growth signifies a translation hurt

                                                                  ATTACHMENT III

                        SUPPLEMENTAL SEGMENT INFORMATION




GLOBAL FINANCING
BALANCE SHEETS                                MARCH         DECEMBER     MARCH
(dollars in millions)                        31, 2003       31, 2002    31, 2002
                                             --------       --------    --------

Cash                                         $ 1,043        $  1,157    $    708
                                             --------       --------    --------
Net investment in sales-type leases           11,743          12,314      12,340
Equipment under operating leases:
  External customers                           1,787           1,922       2,036
  Internal customers*                          1,667           1,701       1,639
Customer loans                                 9,342           9,621       8,863
                                            --------        --------    --------
Total customer financing assets               24,539          25,558      24,878
Commercial financing receivables               4,336           5,525       5,119
Intercompany financing receivables*            1,725           1,616       1,781
Other receivables                                414             445         497
Other assets                                   1,007             941         741
                                            --------        --------    --------
Total financing assets                      $ 33,064        $ 35,242    $ 33,724
                                            --------        --------    --------
Intercompany payables*                      $  3,117        $  5,383    $  3,512
Debt **                                       24,134          23,828      24,377
Other liabilities                              2,288           2,556       2,124
                                            --------        --------    --------
Total financing liabilities                   29,539          31,767      30,013
Total financing equity                         3,525           3,475       3,711
                                            --------        --------    --------
Total financing liabilities and equity      $ 33,064        $ 35,242    $ 33,724
                                            --------        --------    --------

* Amounts eliminated for purposes of IBM's consolidated results. These assets, along with the other assets in this table, are however, leveraged using Global Financing debt.

** Global Financing debt includes debt of the company and of the Global Financing units that support the Global Financing business.

The company's Global Financing business provides funding predominantly for the company's external customers but also provides internal financing for the company. Internal financing is predominantly in support of Global Services' long-term customer service contracts. Global Financing also factors a selected portion of the company's accounts receivable, primarily for cash management purposes. Conversely, Global Financing also owes the non-Global Financing businesses amounts primarily for the purchase of products to be leased externally. In the company's Consolidated Statement of Earnings, the interest expense supporting Global Financing's internal financing to the company is reclassified from Cost of financing to Interest expense.